UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

____________________

Date of report (Date of earliest event reported): April 13, 2009

The Meridian Resource Corporation
(Exact Name of Registrant as Specified in Charter)

Texas	1-10671	76-0319553
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 Enclave Parkway, Suite 300
Houston, Texas 77077
(Address of Principal Executive Offices) (Zip Code)

281-597-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)  Under the Amended and Restated Credit Agreement, dated December 23, 2004, among The Meridian Resource Corporation (the “Company”, “us”, “we” or “our”), the several banks, financial institutions and other entities from time to time parties thereto (collectively, the “Lenders”), and Fortis Capital Corp., as administrative agent for the Lenders (the “Credit Facility”), the next scheduled redetermination of our borrowing base will be effective April 30, 2009.  On April 13, 2009, the Lenders notified us that, as of the effective date of April 30, the borrowing base will be reduced to $60 million.  As of the date hereof, we have outstanding indebtedness of $95 million under the Credit Facility.  The Credit Facility provides that outstanding borrowings in excess of the borrowing base must be repaid within 90 days after the redetermination, and we do not currently have sufficient cash available to repay the shortfall.

The borrowing base is determined at the discretion of the Lenders, based primarily on the value of our proved reserves.  The value of our proved reserves has been significantly reduced during the last several months due to the precipitous decrease in the prices of oil and natural gas.

We are currently in discussions with the Lenders regarding alternative repayment terms, amortization payments from cash flow, obtaining waivers on the current events of default that have been previously disclosed, providing additional security and entering into forbearance agreements.  We cannot provide any assurance that our Lenders will agree to any such arrangements.

We are also considering other options for repayment, including the sale of strategic and nonstrategic assets or obtaining capital from other sources.  We may not be able to sell assets on terms that we consider advantageous to us and our shareholders, and capital on acceptable terms may not be available from other sources.  Our inability to obtain concessions from our Lenders or to execute other alternatives would have a material adverse effect on our results of operations and financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Meridian Resource Corporation
(Registrant)

By:   /s/  Lloyd V. DeLano
Lloyd V. DeLano
Senior Vice President
and Chief Accounting Officer

Date:  April 17, 2009